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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING


(CHECK ONE)    [x] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form
               10-Q [ ] Form 10-D [ ] Form N-SAR [ ] Form N-CSR

               For Period Ended:  March 26, 2006
                                 ---------------

               [  ]        Transition Report on Form 10-K
               [  ]        Transition Report on Form 20-F
               [  ]        Transition Report on Form 11-K
               [  ]        Transition Report on Form 10-Q
               [  ]        Transition Report on Form N-SAR

               For the Transition Period Ended:
                                                 --------------------------

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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRATION INFORMATION

Full Name of Registrant  Benihana Inc.
                        --------------------------------------------------------

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Former Name if Applicable

8685 Northwest 53rd Terrace
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Address of Principal Executive Office (Street and Number)

City, State and Zip Code  Miami, Florida  33166
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PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


     |   (a)  The reasons described in reasonable detail in Part III of this
     |        form could not be eliminated without [x] unreasonable effort or
     |        expense
     |   (b)  The subject annual report, semi-annual report, transition report
     |        on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
[x]  |        portion thereof, will be filed on or before the fifteenth calendar
     |        day following the prescribed due date; or the subject quarterly
     |        report or transition report on Form 10-Q or subject distribution
     |        report on Form 10-D, or portion thereof, will be filed on or
     |        before the fifth calendar day following the prescribed due date;
     |        and
     |   (c)  The accountant's statement or other exhibit required by Rule
     |        12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant has substantially completed the review of its fourth quarter and fiscal 2006 financial statements and internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act. However, the registrant requires additional time to obtain and compile additional information relevant to completing the filing. Consequently, the registrant is not able, without unreasonable effort or expense, to file its Annual Report on Form 10-K for the fiscal year ended March 26, 2006, within the prescribed time period. The registrant expects to file its Annual Report on Form 10-K within the 15-day extension period afforded by Rule 12b-25.


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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

             Michael R. Burris               (800)                327-3369
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                 (Name)                    (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                   Yes [ x ]      No  [  ]
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                   Yes [  ]       No  [ x ]

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                                  BENIHANA INC.
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Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 9, 2006                    By: /s/  Michael R. Burris
       --------------------------         -----------------------
                                          Michael R. Burris
                                          Senior Vice President - Finance and
                                          Chief Financial Officer





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